Exhibit 10.37

409A Amendments

TOYS “R” US, INC.

Amendment No. 3 to the Amended and Restated Retention Agreement

with Deborah M. Derby

This Amendment No. 3 to the Amended and Restated Retention Agreement dated as of November 1, 2004, as previously amended on February 11, 2005 and July 21, 2005 (collectively, the “Agreement”) between Toys “R” Us, Inc. (the “Company”) and Deborah M. Derby (“Executive”) is made this 24th day of December 2008.

The Executive Committee of the Board of Directors of the Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1.	Post-Termination Plan Participation. The Agreement is hereby amended by deleting the first sentence of Section 7(a)(iii) thereof in its entirety and substituting the following:

“(1) SERP. Subject to Section 24, the Company shall pay to Executive within thirty (30) days following the Date of Termination (the actual payment date within such period being at the election of the Company) a single lump sum payment equal to the additional amount of Notional Contributions without regard to Declared Interest (as such terms are defined under the “TRU” Supplemental Executive Retirement Plan as in effect on the Date of Termination (the “SERP”)) which would have been credited to Executive under the SERP, calculated as if (i) Executive had continued to be employed for a period of twenty-four (24) months following the Date of Termination (the “Additional Period”) earning her Base Annual Salary and target annual incentive bonus as in effect on the Date of Termination, (ii) Executive was fully vested and continued to participate in the SERP for the Additional Period, (iii) the rate of the Notional Contributions during the Additional Period remained the same as the Notional Contribution rate in effect on the Date of Termination, and (iv) such additional credits were discounted to the date of payment at the short-term applicable federal rate, compounded annually, published by the Internal Revenue Service for the month in which the Date of Termination occurs.

(2) Savings Plan. Subject to Section 24, the Company shall pay to Executive within thirty (30) days following the Date of Termination (the actual payment date within such period being at the election of the Company) a single lump sum payment equal to the additional amount of Matching Contributions and Basic Contributions (as such terms are defined under the “TRU” Partnership Employees’ Savings and Profit

Sharing Plan as in effect on the Date of Termination (the “Savings Plan”)) without regard to interest or earnings, which would have been credited to Executive under the Savings Plan, calculated as if (i) Executive had continued to be employed for the Additional Period earning her Base Annual Salary and target annual incentive bonus as in effect on the Date of Termination, (ii) Executive was fully vested and continued to participate in the Savings Plan for the Additional Period with the same Savings Contribution election as in effect on the Date of Termination, (iii) the rate of the Company’s Matching Contribution and Basic Contribution during the Additional Period remained the same as the Matching Contribution rate in effect on the Date of Termination and the Basic Contribution last determined by the Company as of such date, and (iv) such additional contributions were discounted to the date of payment at the short-term applicable federal rate, compounded annually, published by the Internal Revenue Service for the month in which the Date of Termination occurs.”

2.	Post-Termination Health Coverage. The Agreement is hereby amended by adding the following sentences to the end of Section 7(a)(v):

“In no event shall the coverage provided pursuant to this Section 7(a)(v) extend beyond December 31 of the year in which Executive reaches age 65. To the extent that any portion of the benefits under this Section 7(a)(v) during the period of coverage is provided pursuant to a self-insured arrangement as defined in Internal Revenue Code Section 105 or is otherwise taxable, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 7(a)(v) shall not be subject to liquidation or exchange for another benefit.”

3.	Leased Automobile. The Agreement is hereby amended by adding the following sentences to the end of Section 7(a)(vi):

“The benefits provided under this Section 7(a)(vi) in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year. Executive’s rights pursuant to this Section 7(a)(vi) shall not be subject to liquidation or exchange for another benefit.”

4.	Financial Planning Services. The Agreement is hereby amended by adding the following sentences to the end of Section 7(a)(vii):

“The benefits provided under this Section 7(a)(vii) in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year. Executive’s rights pursuant to this Section 7(a)(vii) shall not be subject to liquidation or exchange for another benefit.”

5.	Post-Retirement Health Coverage. The Agreement is hereby amended by adding the following sentences to the end of Section 7(d):

“To the extent that any portion of the health insurance coverage under this Section 7(d) is provided pursuant to a self-insured arrangement as defined in Internal Revenue Code Section 105 or is otherwise taxable, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and the reimbursement of an eligible expense shall be made on or before December 31 of the year after the calendar year in which the expense was incurred. Executive’s rights pursuant to this Section 7(d) shall not be subject to liquidation or exchange for another benefit.”

6.	Excise Tax Gross-Up and Cooperation with Tax Contests Requested by the Company. The Agreement is hereby amended by adding the following sentences to the end of Section 9:

“If Executive is required to make a payment of Excise Tax, then after following the procedures set forth in Exhibit B, (i) the Tax-Gross-up payments shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which Executive remits the Excise Tax, and (ii) any payment or reimbursement by the Company to Executive of expenses incurred in connection with any contest of a claim or suit for refund as described in Exhibit B shall be made on a current basis, as incurred, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of such contest are remitted to the taxing authority, or where as a result of such contest no taxes are remitted, December 31 of the year following the calendar year in which the contest is completed or there is a final and nonappealable settlement or other resolution of the context. The amount reimbursable by the Company under this Section 9 in any one calendar year shall not affect the amount reimbursable in any other calendar year. Executive’s rights pursuant to this Section 9 shall expire at the end of 20 years after the Effective Date and shall not be subject to liquidation or exchange for another benefit.”

7.	Assistance to the Company. The Agreement is hereby amended by adding the following sentences to the end of Section 13:

“If Executive is entitled to be paid or reimbursed for any expenses under this Section 13, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to this Section 13 shall expire at the end of 20 years after the Effective Date and shall not be subject to liquidation or exchange for another benefit.”

8.	Legal Fees. The Agreement is hereby amended by adding the following paragraph to the end of Section 17:

“If Executive is entitled to be paid or reimbursed for any expenses under this Section 17, the amount payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to this Section 17 shall expire at the end of 20 years after the Effective Date and shall not be subject to liquidation or exchange for another benefit.”

9.	Section 409A. The Agreement is hereby amended by adding the following Section 24:

“24. Section 409A of the Internal Revenue Code. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable advice and regulations issued thereunder. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Agreement by reason of the occurrence of a Change in Control, or Executive’s separation from service, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Also, to the extent that the time and/or form of payment of any non-exempt “deferred compensation” would change based on whether or not a Change in Control has occurred, the time and form of payment shall not change unless the circumstances giving rise to such Change in Control meet any description or definition of “change in control event” in Section 409A of the Code and applicable regulations. This provision does not prohibit the vesting of any amount upon a Change in Control or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Agreement that is permissible under Section 409A.

Whenever in this Agreement the provision of a payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release must be executed, and all revocation periods shall have expired, within 60 days after the date of termination of Executive’s employment, but the Company may elect to commence payment at any time during such 60-day period.

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which she is a “specified employee” (as defined in Code Section 409A and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service.”

Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed.

TOYS “R” US, INC.

By:	/s/ Richard N. Cudrin

/s/ Deborah M. Derby
Deborah M. Derby